Modivcare Regains Compliance with Nasdaq Continued Listing Standard

Denver, CO – July 10, 2025 – Modivcare Inc. (the “Company” or “Modivcare”) (Nasdaq: MODV), a technology-enabled healthcare services company that provides a platform of integrated supportive care solutions focused on improving health outcomes, today announced it has regained compliance with Rule 5450(b)(3)(C) of the Nasdaq Stock Market LLC (“Nasdaq”) regarding the Company’s market value of publicly held shares (“MVPHS”).

On July 7, 2025, the Company received confirmation from Nasdaq that it regained compliance with the MVPHS requirement for continued listing on Nasdaq, having confirmed that the Company’s MVPHS had been above $15 million for at least the last 20 consecutive business days. Accordingly, the Company again satisfies all Nasdaq listing standards required for continued listing on The Nasdaq Global Select Market.

“We are pleased to regain full compliance with Nasdaq listing standards, and to have achieved this by means of stock performance and appreciation,” said L. Heath Sampson, President and CEO. “We are continuing our efforts to enhance enterprise value and build a stronger, more connected Modivcare.”

ModivCare will continue to be traded on The Nasdaq Global Select Market, subject to its continued compliance with all applicable listing requirements.

About Modivcare

Modivcare Inc. ("Modivcare") is a technology-enabled healthcare services company that provides a suite of integrated supportive care solutions for public and private payors and their members. Modivcare's value-based solutions address the social determinants of health (SDoH) by connecting members to essential care services. By doing so, Modivcare helps health plans manage risks, reduce costs, and improve health outcomes. Modivcare serves as a provider of non-emergency medical transportation (NEMT), personal care services (PCS), and in-home monitoring solutions (Monitoring). To learn more about Modivcare, please visit www.modivcare.com.

Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such forward-looking statements are based on current expectations, assumptions, estimates and projections about our business and our industry, and are not guarantees of our future performance. These statements are subject to a number of known and unknown risks, uncertainties and other factors, many of which are beyond our ability to control or predict, which may cause actual results to be materially different from those expressed or implied herein. The Company has provided additional information about the risks facing its business in its most recent annual report on Form 10-K and any subsequent periodic and current reports on Forms 10-Q and 8-K filed by it with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made and are expressly qualified in their entirety by the cautionary statements set forth herein and in our filings with the Securities and Exchange Commission, which you should read in their entirety before making an investment decision with respect to our securities. We undertake no obligation to update or revise any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Relations Contact
ICR Healthcare
ModivcareIR@icrhealthcare.com